Exhibit 99.1
FOR IMMEDIATE RELEASE:
----------------------

         MEDIA CONTACT:                              INVESTOR CONTACT:
         Curt Ritter, 212-492-8989                   Susan Hyde, 212-492-1151
         critter@wpcarey.com                         shyde@wpcarey.com
         Media Kit: www.wpcarey.com/MediaKit

             W. P. CAREY & CO. LLC INCREASES FOURTH QUARTER DIVIDEND

               Represents Fifteenth Consecutive Quarterly Increase

     NEW YORK, NY, December 13, 2004 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that its Board of Directors has increased the quarterly cash dividend to $.442 per common share for the quarter ending December 31, 2004. The dividend is payable on January 15, 2005 to shareholders of record as of December 31, 2004. The Company has increased dividends every year since it became public.

     Founded in 1973, W. P. Carey & Co. LLC is a global investment firm concerned with assisting corporations with various forms of long-term financing. The Company also provides asset management services to the Corporate Property Associates (CPA(R)) series of income generating, publicly held non-traded real estate investment trusts (REITs). With $3.5 billion in equity capital, the W. P. Carey Group is one of the leading providers of net lease financing for corporate properties worldwide. The Group owns more than 700 commercial and industrial properties worldwide, representing more than 100 million square feet, valued at approximately $7 billion.

     Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

     This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.



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